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                        SECURITIES AND EXCHANGE COMMISSION


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                                    FORM 8-K



                                  CURRENT REPORT



                       Pursuant to Section 13 or 15(d) of the
                          Securities Exchange Act of 1934



    Date of Report (date of earliest event reported):      April 7, 1994
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                                     Armco Inc.
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                 (Exact name of registrant as specified in charter)



             Ohio                    1-873-2             31-0200500
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(State or other jurisdiction        (Commission         (I.R.S. Employer
of incorporation or organization)   File Number)        Identification No.)



One Oxford Centre, 301 Grant Street, Pittsburgh, Pennsylvania   15219-1415
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         (Address of principal executive offices)               (Zip Code)



     Registrant's telephone number, including area code:  412/255-9800
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Item 5.  Other Events.


     Armco Inc. ("Armco") announced on April 11, 1994, that it will record nonrecurring gains in the second quarter totaling about $67 million, or $.64 per share. The gains are a result of the initial public offering and recapitalization of its former joint venture Armco Steel Company, L.P. (now publicly owned and renamed AK Steel Corporation), which was completed on April 7, 1994.

     The income consists of a pre-tax gain of $37 million and a tax credit of approximately $30 million. The pre-tax gain is related to recognition of deferred pension curtailment gains and the release from certain obligations for future cash payments to the former joint venture.

     For tax purposes, the transaction creates a tax gain for Armco of approximately $110 million. However, Armco will be able to use existing tax loss carryforwards to offset any tax payment obligations. As a result, Armco is reevaluating its deferred tax asset position and expects to record a tax benefit in the second quarter of approximately $30 million.

     In exchange for its equity interest in the joint venture, Armco received 1,023,987 shares of common stock in AK Steel Corporation. At the initial public offering price of $23.50 per share, this stock has a value of $24 million. The investment in AK Steel Corporation, which represents about four percent of the outstanding shares after the initial public offering and recapitalization, will be recorded by Armco as a current asset. Should Armco sell these shares, it would record a gain equal to the net proceeds received. As part of the transaction, Armco agreed to hold the stock for at least 180 days.

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                                     SIGNATURES




       Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                           ARMCO INC.



Date:   April 12, 1994	             By:    /s/ Gary R. Hildreth
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                                               Gary R. Hildreth
                                                Vice President
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